EXHIBIT 3.1.4

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF CHINA BIOPHARMA, INC.

China Biopharma, Inc, a corporation organized and existing under the laws of the State of Delaware does hereby certify as follows:

1.	The name of the corporation is CHINA BIOPHARMA, INC. (the “Corporation”):

2.	Article Forth of the Certificate of Incorporation of the Corporation is hereby amended by inserting the following section at the end of Article Fourth:

“At the close of business on the date of the filing of this Certificate of Amendment each 100 outstanding shares of Common Stock, par value $.0001 per share shall be combined into one share of Common Stock (the “Reverse Stock Split”) without any action by the holders of such shares; provided, however, that upon such combination, the Corporation shall not issue fractional shares or pay cash in respect thereof, but shall instead issue to each stockholder the aggregate number of shares resulting from the Reverse Stock Split rounded up to the next higher whole number of shares based upon the preceding calculation.   The Reverse Split shall have no effect on the number of authorized shares of  Common Stock.  Following the Reverse Stock Split, each holder of a certificate or certificates representing shares of Common Stock of the Corporation, upon surrender thereof, shall receive a certificate or certificates representing the number of shares such stockholders is entitled to receive following the Reverse Stock Split.  Pending such surrender certificates for Common Stock of the Corporation shall be deemed for all purposes, as a result of the Reverse Stock Split and without any action on the part of the holders thereof, to evidence only the right to receive one or more certificates representing shares of Common Stock in accordance with the terms and conditions hereof.”

 3.     In accordance with Section 242 of the Delaware General Corporation Law: (i) this amendment to the Certificate of Incorporation has been duly adopted and approved by the unanimous written consent of the Board of Directors of the Corporation dated July 3, 2008 in accordance with Section 141(f) of the Delaware General Corporation Law and (ii) the amendment to the Certificate of Incorporation has been duly adopted and approved by the written consent of at least a majority of the outstanding shares of Common Stock dated July 3, 2008 in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its Chief Executive Officer on this 9th day of September, 2008.

CHINA BIOPHARMA, INC.

By:	/s/ Peter Wang
Name: Peter Wang
Title: Chief Executive Officer